SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) dated as of July 30, 2010 is by and among the Borrowers identified on the signature pages hereto (the “Borrowers”), the Guarantors identified on the signature pages hereto (the “Guarantors”), the Lenders identified on the signature pages hereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

WITNESSETH

WHEREAS, credit facilities have been extended to the Borrowers pursuant to the Amended and Restated Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of July 29, 2005 among the Borrowers, the Lenders identified therein and the Administrative Agent;

WHEREAS, the Guarantors guaranteed the obligations of the Borrowers under the Credit Agreement pursuant to the Guaranty dated as of July 30, 2010 among the Guarantors and the Administrative Agent; and

WHEREAS, the Borrowers have requested certain modifications to the Credit Agreement and all the Lenders have agreed to the requested modifications on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2.           Amendments to Credit Agreement.  The Credit Agreement is amended as follows:

2.1         The Aggregate Commitments are permanently reduced to $25 million.  Such reduction shall be applied to the Commitment of each Lender according to its Pro Rata Share

2.2         The Credit Agreement is amended in its entirety to read in the form of such Credit Agreement attached hereto as Schedule 1 to this Amendment.

3.           Amendments to Pledge Agreements.  Each Pledge Agreement outstanding on the date hereof is amended to include in the definition of “Stock Collateral” therein all other equity interests of, or other ownership or profit interests in, the Corporation or Limited Liability Company identified therein.  Without limiting the generality of the foregoing, as security for the prompt and full performance of the Obligations, the Pledgor identified in each Pledge Agreement grants to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in all equity interests of, or other ownership or profit interests in, the Corporation or Limited Liability Company identified therein.

4.           Termination of Negative Pledge.  The Covenant Not To Convey and Negative Pledge Agreement dated July 31, 2005 given by the Borrowers to the Administrative Agent is terminated.

5.           Subsidiaries.  Each Borrower represents and warrants to the Administrative Agent and the Lenders that set forth on Schedule 2 hereto is a complete and accurate list as of the date hereof of each Subsidiary of MICROS.

6.           Authorization to File Financing Statements.  Each Borrower hereby authorizes the Administrative Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Administrative Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the Uniform Commercial Code.

7.           Conditions Precedent.  This Amendment shall be effective as of the date hereof upon the satisfaction of the following conditions each in a manner satisfactory to the Administrative Agent:

(a)           execution of this Amendment by the Loan Parties and all the Lenders;

(b)           the execution of the Security Agreement and the Guaranty by each of the Guarantors;

(c)           the execution of the Intercreditor Agreement by the Guarantors, the Administrative Agent and Bank of America in its capacity as Administrative Agent under the Domestic Credit Facility;

(d)           receipt by the Administrative Agent of each of the following with respect to each of Fry, Inc., a Michigan corporation, and TIG Global, LLC, a Delaware limited liability company (each a “New Guarantor”): (i) a counterpart of the Guaranty or such other document as Administrative Agent shall deem appropriate for such purpose executed by such New Guarantor and (ii) a Pledge Agreement pursuant to which MICROS pledges the equity interests of such New Guarantor to the Administrative Agent to secure the Obligations;

(e)           receipt by the Administrative Agent of each of the following with respect to MICROS: (i) a certificate of an officer of MICROS attaching and certifying (A) the Organization Documents of MICROS, (B) an incumbency certificate of the Responsible Officers of MICROS and (C) resolutions of the board of directors or equivalent governing body of MICROS approving this Amendment and each document, agreement and instrument required in connection with this Amendment; and (ii) a good standing certificate or its equivalent from the jurisdiction of formation of MICROS;

(f)           receipt by the Administrative Agent of a certificate of an officer of each Borrower certifying that the resolutions of the board of directors of such Loan Party delivered at the closing of the Credit Agreement have not been rescinded or modified and remain in full force; and

(g)           the receipt by the Administrative Agent, for the account of each Lender that executes this Amendment, an amendment fee equal to fifteen basis points (0.15%) on the amount of such Lender’s Commitment.

8.           Reaffirmation of Obligations.  Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.

9.           Reaffirmation of Security Interests.  Each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment shall in no manner impair or otherwise adversely effect any of the Liens granted in or pursuant to the Loan Documents.

10.           No Other Changes.  Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

11.           Counterparts; Delivery.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.

12.           Governing Law.  This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Maryland.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Second Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:	MICROS-FIDELIO (IRELAND) LTD,
a corporation organized under the laws of Ireland
MICROS FIDELIO SYSTEMS (UK) LTD.,
a company organized under the laws of England
MICROS FIDELIO ESPAÑA S.L.,
a company organized under the laws of Spain
MICROS FIDELIO (CANADA), LTD.,
a corporation under the laws of British Columbia, Canada
MICROS FIDELIO BRAZIL, LTDA., a corporation under the laws of Brazil
MICROS FIDELIO FRANCE S.A.S.,
a company organized under the laws of France
HOSPITALITY TECHNOLOGIES, S.A.,
a corporation under the laws of Argentina
MICROS¬FIDELIO MEXICO S.A. DE C.V.,
a company organized under the laws of Mexico
MICROS SYSTEMS HOLDING GMBH,
a limited liability company under the laws of the Federal Republic of Germany
MICROS FIDELIO GMBH,
a limited liability company under the laws of the Federal Republic of Germany
MICROS FIDELIO SOFTWARE PORTUGAL UNIPESSOAL LDA,
a company formed under the laws of Portugal
MICROS FIDELIO (THAILAND) CO., LTD.,
a company organized under the laws of Thailand
MICROS FIDELIO SINGAPORE PTE LTD.,
a company organized under the laws of Singapore
MICROS FIDELIO SOFTWARE (PHILIPPINES), INC.,
a corporation under the laws of the Philippines
MICROS FIDELIO JAPAN LTD., a company organized under the laws of Japan
MICROS FIDELIO AUSTRALIA PTY. LTD.,
a company organized under the laws of Australia
MICROS FIDELIO HONG KONG, LTD.,
a company organized under the laws of Hong Kong
MICROS-FIDELIO FINLAND OY,
a company organized under the laws of Norway
MICROS-FIDELIO SWEDEN A.B., a corporation under the laws of Sweden
HOTELBK, A.B., a corporation under the laws of Sweden

By:
Name:
Title:

[Signature Pages Continue]

GUARANTOR:	MICROS SYSTEMS, INC., a Maryland corporation
DV TECHNOLOGY HOLDINGS CORPORATION, a Delaware corporation
DATAVANTAGE CORPORATION, an Ohio corporation
MICROS-FIDELIO WORLDWIDE, INC., a Nevada corporation
JTECH COMMUNICATIONS, INC., a Delaware corporation
FRY, INC., a Michigan corporation
TIG GLOBAL, LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Pages Continue]

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

LENDERS:	BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

Schedule 1

AMENDED CREDIT AGREEMENT

SCHEDULE 1

CREDIT AGREEMENT AS AMENDED BY
THE FIRST AMENDMENT DATED DECEMBER 11, 2008 AND
THE SECOND AMENDMENT DATED JULY 30, 2010

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 29, 2005
Among

MICROS-FIDELIO (IRELAND) LTD.
MICROS-FIDELIO SYSTEMS (UK) LTD.
MICROS-FIDELIO ESPAÑA S.L.
MICROS FIDELIO (CANADA), LTD.
MICROS-FIDELIO BRAZIL, LTDA.
MICROS-FIDELIO FRANCE S.A.S.
HOSPITALITY TECHNOLOGIES, S.A.
MICROS-FIDELIO MEXICO S.A. DE C.V.
MICROS SYSTEMS HOLDING GMBH
MICROS-FIDELIO GMBH
MICROS-FIDELIO SOFTWARE PORTUGAL UNIPESSOAL LDA
MICROS-FIDELIO (THAILAND) CO., LTD.
MICROS-FIDELIO SINGAPORE PTE LTD.
MICROS-FIDELIO SOFTWARE (PHILIPPINES), INC.
MICROS-FIDELIO JAPAN LTD.
MICROS-FIDELIO AUSTRALIA PTY. LTD.
MICROS-FIDELIO HONG KONG, LTD.
MICROS-FIDELIO FINLAND OY
MICROS-FIDELIO SWEDEN A.B.
HOTELBK, A.B.,
as Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Book Manager

TABLE OF CONTENTS

i

SIGNATURES     S-1

SCHEDULES

2.1     Commitments and Pro Rata Shares
5.6     Litigation
5.9     Environmental Matters
5.13   Subsidiaries
7.1     Existing Liens
7.3     Existing Indebtedness
10.2   Addresses for Notices

EXHIBITS
Form of
A       Committed Loan Notice
B        Swing Line Loan Notice
C        Note
D       Compliance Certificate
E        Assignment and Assumption Agreement
F        Additional Borrower Joinder Supplement

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of July 29, 2005, among MICROS-FIDELIO (IRELAND) LTD., an Irish registered limited liability company (“Irish Company”), MICROS-FIDELIO SYSTEMS (UK) LTD., a company organized under the laws of England, MICROS-FIDELIO ESPAÑA S.L., a company organized under the laws of Spain, MICROS-FIDELIO (CANADA), LTD., (formerly known as Merchants Information Solutions, Ltd.), a corporation under the laws of British Columbia, Canada, MICROS-FIDELIO BRAZIL, LTDA., a corporation under the laws of Brazil, MICROS-FIDELIO FRANCE S.A.S., a company organized under the laws of France, HOSPITALITY TECHNOLOGIES, S.A., a corporation under the laws of Argentina, MICROSFIDELIO MEXICO S.A. DE C.V., a company organized under the laws of Mexico, MICROS SYSTEMS HOLDING GMBH, a limited liability company under the laws of the Federal Republic of Germany, MICROS-FIDELIO GMBH, a limited liability company under the laws of the Federal Republic of Germany (successor by merger to MICROS-FIDELIO Software Deutschland GmbH, INDATEC GmbH & Co. KG and MICROS-FIDELIO Software GmbH & Co. KG.), MICROS-FIDELIO SOFTWARE PORTUGAL UNIPESSOAL LDA, a company formed under the laws of Portugal, MICROS-FIDELIO (THAILAND) CO., LTD., a company organized under the laws of Thailand, MICROS-FIDELIO SINGAPORE PTE LTD., a company organized under the laws of Singapore, MICROS-FIDELIO SOFTWARE (PHILIPPINES), INC., a corporation under the laws of the Philippines, MICROS-FIDELIO JAPAN LTD., a company organized under the laws of Japan, MICROS-FIDELIO AUSTRALIA PTY. LTD., a company organized under the laws of Australia, MICROS-FIDELIO HONG KONG, LTD., a company organized under the laws of Hong Kong, MICROS-FIDELIO FINLAND OY, a company organized under the laws of Norway, MICROS-FIDELIO SWEDEN A.B., a corporation under the laws of Sweden, and HOTELBK, A.B., a corporation under the laws of Sweden (each of the foregoing, together with Irish Company and each Additional Borrower (as hereinafter defined), individually or collectively as the context implies, “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”).

Borrower has requested that the Lenders provide credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1      Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Borrower” means each Foreign Subsidiary that has executed and delivered an Additional Borrower Joinder Supplement that has been accepted and approved by Administrative Agent, including, but not limited to, each Material Foreign Entity.

“Additional Borrower Joinder Supplement” means an Additional Borrower Joinder Supplement in substantially the form attached hereto as EXHIBIT F or such other document requested by the Administrative Agent for such purpose.

“Additional Guarantor” means each Domestic Subsidiary that has executed and delivered to Agent a counterpart of the Guaranty or such other document as Administrative Agent shall deem appropriate for such purpose and has otherwise complied with the provisions of Section 6.13(b), including, but not limited to, a Material Domestic Entity.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2 with respect to such currency, or such other address or account with respect to such currency as Administrative Agent may from time to time notify Borrower and Lenders.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified.

“Agent-Related Persons” means Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all Lenders.

“Agreement” means this Amended and Restated Credit Agreement, as amended, modified, substituted, extended, and renewed from time to time in accordance with the provisions of Section 10.1.

“Applicable Margin” means the following percentages per annum, based upon the Minimum EBITDA Covenant (the “Financial Covenant”) as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.2(b):

Applicable Margin

Pricing Level	Minimum EBITDA for the four (4) quarters ending on the date of calculation:	Commitment Fee (in bps)	Letter of Credit Fees/ Eurocurrency Rate Committed Loans/ Quoted Rate Swing Line Loans (in bps)	Base Rate Loans (in bps)

1	≤$25,000,000	37.5	200	0
2	>$25,000,000 but ≤ $35,000,000	25	175	0
3	>$35,000,000 but ≤ $50,000,000	25	150	0
4	>$50,000,000	20	125	0

Any increase or decrease in the Applicable Margin resulting from a change in the Financial Covenant shall become effective as of the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(b); provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day of the month immediately following the date such Compliance Certificate was required to have been delivered.

“Applicable Rate” means a per annum rate equal to Applicable Margin.

“Applicable Time” means, with respect to any borrowings and payments in any Optional Currency, the local time in the place of settlement for such Optional Currency as may be determined by the Administrative Agent, L/C Issuer or the Swing Line Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated and consolidating balance sheet of MICROS and its Subsidiaries for the fiscal year ended June 30, 2004, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year of MICROS and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.6, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of L/C Issuer to make L/C Credit Extensions pursuant to Section 8.2.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.25%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto and each Additional Borrower.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:  (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Committed Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for the L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) L/C Issuer or Swing Line Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and, taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           during any period of twelve (12) consecutive months, fifty one percent (51%) of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals: (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 10.1 (or, in the case of Section 4.1(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, with respect to each Guarantor, (a) all “Collateral” under, and as described in, the Security Agreement and (b) all equity interests in each Guarantor (other than MICROS).

“Collateral Documents” means the Security Agreement, each of the Pledge Agreements and all other agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Administrative Agent in Collateral securing all or part of the Obligations each in form and substance satisfactory to Administrative Agent.

“CommerzBank Debt” means all Indebtedness of any Foreign Borrowers in favor of CommerzBank, AG, in an aggregate amount not to exceed the equivalent of $10,000,000.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to Borrower pursuant to Section 2.1, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1, or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, but does not include the Domestic Credit Facility Aggregate Commitments.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Committed Loans, having the same Interest Period made by each of Lenders pursuant to Section 2.1.

“Committed Loan” has the meaning specified in Section 2.1.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Committed Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote fifty one percent (51%) or more of the securities having ordinary voting power for the election of directors, managing general partners or equivalent governing body of such Person.

“Converted Borrowings” has the meaning specified in Section 2.1(c).

“Credit Extension” means a Borrowing, or an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to two percent (2.0%) per annum in excess of the Applicable Rate, applying the highest Applicable Margin set forth in Pricing Level 1.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by Administrative Agent, to confirm in a manner satisfactory to Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Optional Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Optional Currency.

“Domestic Borrowers” means MICROS and each Domestic Subsidiary that is or becomes a “Borrower” under the Domestic Credit Facility and their successors and assigns.

“Domestic Credit Facility” means the credit facility extended to the Domestic Borrowers pursuant to the Amended and Restated Credit Agreement of even date herewith by and among Bank of America as Administrative Agent, the lenders party thereto and Domestic Borrowers in the amount of the Domestic Credit Facility Aggregate Commitments, as amended, modified, substituted, extended, and renewed from time to time.

“Domestic Credit Facility Aggregate Commitments” means the “Aggregate Commitments” under, and as defined in, the Domestic Credit Facility.  As of the Closing Date, the amount of the Domestic Credit Facility Aggregate Commitments is $25,000,000.

“Domestic Subsidiary” means a Subsidiary organized under the laws of any jurisdiction within the United States.

“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.

“Eligible Assignee” has the meaning specified in Section 10.7(h).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurocurrency Base Rate” has the meaning set forth in the definition of Eurocurrency Rate.

“Eurocurrency Rate” means for any Interest Period with respect to any Eurocurrency Rate Committed Loan, a rate per annum determined by Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.0 – Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means:

(a)           for any Interest Period with respect to a Eurocurrency Rate Committed Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days before the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if the rate referenced in the preceding clause (i) is not available at such time for any reason, the rate per annum equal to the rate determined by Administrative Agent to be the rate at which deposits in the relevant currency (for delivery on the first day of such Interest Period) in Same Day Funds in the approximate amount of the Eurocurrency Rate Committed Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. (London time) two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if the rate referenced in the preceding clause (i) is not available at such time for any reason, the rate per annum determined by Administrative Agent as the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurocurrency Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurocurrency Rate for each outstanding Eurocurrency Rate Committed Loan and for each outstanding Base Rate Loan bearing interest at a rate based on the Eurocurrency Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Rate Committed Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of the Eurocurrency Base Rate.  Eurocurrency Rate Committed Loans may be denominated in Dollars or in an Optional Currency.  All Loans denominated in an Optional Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.1.

“Examiner” means an examiner appointed under Section 2 of the Irish Companies (Amendment) Act 1990.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.1(e)(ii), and (d) except as provided in the following sentence, in the case of a Foreign Lender, any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a change in Law) to comply with clause (B) of Section 3.1(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.1(a)(ii) or (c).  Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Borrower to the Administrative Agent or any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.1(e).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement dated July 25, 2005, among Borrower, Administrative Agent and Arranger.

“Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA minus income tax expense, to (b) the sum of interest expense, plus the current portion of long term liabilities, plus capital expenditures.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes (including such a Lender when acting in the capacity of L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“German Companies” means MICROS Systems Holding GmbH, Micros-Fidelio GmbH, their successors and assigns and “German Company” shall mean any of them.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means the Domestic Borrowers and each Additional Guarantor.

“Guaranty” means the Guaranty dated as of July 30, 2010 made by each Guarantor in favor of Administrative Agent on behalf of Lenders, as amended, modified, substituted, extended, and renewed from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.3(c)(i).

“Indebtedness” means, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           capital leases and Synthetic Lease Obligations; and

(g)          all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 10.5.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.5.

“Information” has the meaning specified in Section 10.8.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date of the Second Amendment to this Agreement among (a) the Administrative Agent, (b) Bank of America, in its capacity as Administrative Agent under the Domestic Credit Facility, and (c) the Guarantors.

“Interest Payment Date” means (a) for each Eurocurrency Rate Committed Loan, the last day of each Interest Period and the Maturity Date; provided, however, that if any Interest Period exceeds three months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) for each Swing Line Loan and each Base Rate Committed Loan, the first day of each calendar month.

“Interest Period” means as to each Eurocurrency Rate Committed Loan, the period commencing on the date such Eurocurrency Rate Committed Loan is disbursed or converted to or continued as a Eurocurrency Rate Committed Loan and ending on the date one, two, three or six months thereafter, or as otherwise agreed to by Administrative Agent and Lenders, as selected by Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning given to such term in Section 2.3(h).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.  All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.  All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes L/C Issuer and Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.2, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.  Letters of Credit shall be denominated in Dollars or an Optional Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means Five Million Dollars ($5,000,000).  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, as of any date of determination, an amount equal to the sum of (a) the Aggregate Commitments less the Total Outstandings plus (b) cash and cash equivalents of MICROS and its Subsidiaries plus (c) the Domestic Credit Facility Agreement Commitments less the “Total Outstandings” under, and as defined in, the Domestic Credit Facility.

“Loan” means an extension of credit by a Lender to Borrower under ARTICLE II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, the Fee Letter, each Collateral Document, the Intercreditor Agreement and the Guaranty.

“Loan Parties” means, collectively, Borrower and each Person (other than Administrative Agent or any Lender) executing a Loan Document including, without limitation, each Guarantor and each Person executing a Collateral Document.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole or the Collateral; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Entity” means any Domestic Subsidiary that has revenue in excess of Twenty-Five Million Dollars ($25,000,000) in a fiscal year.

“Material Foreign Entity” means any Foreign Subsidiary that has revenue in excess of Twenty-Five Million Dollars ($25,000,000) in a fiscal year.

“Maturity Date” means the later of (a) July 31, 2013 and (b) if maturity is extended pursuant to Section 2.13, such extended maturity date as determined pursuant to such Section 2.13.

“MICROS” means MICROS Systems, Inc., a Maryland corporation, its successors and assigns.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C; “Notes” means collectively each Note, and any other promissory note which may from time to time evidence all or any portion of the Obligations.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  The foregoing shall also include (a) all obligations under any Swap Contract between Borrower or any Subsidiary of Borrower and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 7.3(d) and (b) all obligations under any Treasury Management Agreement between Borrower or any Subsidiary of Borrower and any Lender or Affiliate of a Lender.

“Optional Currency” means, with respect to any Loan or Letter of Credit, Euros or any other currency approved by (a) in the case of a Committed Loan, the Administrative Agent and the Lenders, (b) in the case of a Letter of Credit, the Administrative Agent and the L/C Issuer, and (c) in the case of a Swing Line Loan, the Administrative Agent and the Swing Line Lender.

“Optional Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Optional Currency as determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Optional Currency with Dollars

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Optional Currency, the rate of interest per annum at which overnight deposits in the applicable Optional Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.7(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an acquisition by a Borrower provided that (a) a Borrower is the surviving entity, (b) in the case of an acquisition of the equity interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition, (c) if the aggregate consideration for such acquisition exceeds $75 million, Borrower shall have furnished financial projections to the Administrative Agent in form and detail reasonably acceptable to the Administrative Agent demonstrating that, after giving effect to such acquisition (and the incurrence of any Total Funded Debt in connection therewith) on a Pro Forma Basis Borrower would be in compliance with the financial covenants set forth in Section 6.12 for each of the next four fiscal quarters, and (d) after giving effect to such acquisition (and the incurrence of any Total Funded Debt in connection therewith) on a Pro Forma Basis (i) no Default or Event of Default shall exist, (ii) the Total Leverage Ratio shall not exceed 1.75:1.0 as of the end of the most recent fiscal quarter for which Borrower has delivered financial statements pursuant to Section 6.1(a) or (b) and (iii) Liquidity exceeds $25 million.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreements” means, collectively, (a) the Pledge, Assignment and Security Agreement (DV Technologies Holdings - Foreign) dated as of July 31, 2005 given by MICROS to the Administrative Agent, (b) the Pledge, Assignment and Security Agreement (Datavantage Corporation – Foreign - Micros) dated as of July 31, 2005 given by MICROS to the Administrative Agent, (c) the Pledge, Assignment and Security Agreement (Datavantage Corporation – Foreign – DV Technology) dated as of July 31, 2005 given by MICROS to the Administrative Agent, (d) the Pledge, Assignment and Security Agreement (Micros-Fidelio Worldwide - Foreign) dated as of July 31, 2005 given by MICROS to the Administrative Agent, (e) the Pledge, Assignment and Security Agreement (JTech Communications, Inc. - Foreign) dated as of July 31, 2005 given by MICROS to the Administrative Agent, (f) the Pledge, Assignment and Security Agreement (Fry, Inc. - Foreign) dat7ed as of July 30, 2010 given by MICROS to the Administrative Agent, (g) the Pledge, Assignment and Security Agreement (TIG Global, LLC - Foreign) dated as of July 30, 2010 given by MICROS to the Administrative Agent, and (h) each other pledge agreement hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Administrative Agent in equity interests of Guarantors.

“Pro Forma Basis” means, with respect to any transaction (including, without limitation, any Restricted Payment), that such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrowers were required to deliver financial statements pursuant to Section 6.1(a) or (b).

“Pro Rata Share” means, with respect to each Lender, at any time, a fraction (expressed as a percentage), carried out to the ninth decimal place, the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.2, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to Section 10.7.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.  The Pro Rata Share of each Lender is subject to adjustment as provided in Section 2.17.

“Quoted Rate” means, with respect any Swing Line Loan denominated in an Optional Currency, an interest rate for such Swing Line Loan agreed to by Borrower and the Swing Line Lender.

“Quoted Rate Swing Line Loan” means a Swing Line Loan bearing interest at a Quoted Rate.

“Register” has the meaning set forth in Section 10.7(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, if there are two or less Lenders, than all Lenders, at all other times, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.2, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, corporate controller, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Committed Loan denominated in an Optional Currency, (ii) each date of a continuation of a Eurocurrency Rate Committed Loan denominated in an Optional Currency pursuant to Section 2.2 and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Optional Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Optional Currency and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, Same Day Funds, and (b) with respect to disbursements and payments in an Optional Currency, same day or other funds as may be determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Optional Currency.

“Security Agreement” means the Security Agreement dated as of July 30, 2010 given by each Guarantor in favor of the Administrative Agent.

“Special Notice Currency” means at any time an Optional Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent, the L/C Issuer the Swing Line Lender, as applicable, if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Optional Currency.

“Subordinated Liabilities” means liabilities subordinated to the Obligations in a manner acceptable to Required Lenders in their sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of MICROS.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.  Any and all Swap Contracts, whether with Administrative Agent or any Lender, must be approved by Administrative Agent.  Administrative Agent agrees to notify Lenders of any and all Swap Contracts approved by Administrative Agent.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the uncommitted and discretionary revolving credit facility made available by Swing Line Lender pursuant to Section 2.4.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.4.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.4(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.4(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means Two Million Five Hundred Thousand Dollars ($2,500,000).  Borrowers may from time to time decrease and thereafter from time to time increase and decrease the amount of the Swing Line Sublimit upon three Business Days prior written notice from MICROS to the Swing Line Lender and the Administrative Agent provided that the amount of the Swing Line Sublimit shall not at any time exceed ten percent (10%) of the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means Five Million Dollars ($5,000,000).

“Total Funded Debt” means all outstanding liabilities for borrowed money, including, without limitation, all Subordinated Liabilities, capital leases, standby letters of credit, and other interest-bearing liabilities, including current and long-term debt and the CommerzBank Debt.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Debt of MICROS and its Subsidiaries on a consolidated basis as of such date to (b) EBITDA of MICROS and its Subsidiaries on a consolidated basis for the twelve-month period ending on such date.

“Total Liabilities” means the sum of current liabilities plus long term liabilities.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means with respect to a Committed Loan, its character as a Base Rate Committed Loan or a Eurocurrency Rate Committed Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.3(c)(i).

Section 1.2	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears; (iii) the term “including” is by way of example and not limitation; and (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but  excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.3           Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4             Rounding.

Any financial ratios required to be maintained by any Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.5             References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.6             Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application, whether or not such maximum face amount is in effect at such time.

Section 1.7             Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Optional Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable.

(b)           Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Committed Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Committed Loan or Letter of Credit is denominated in an Optional Currency, such amount shall be the relevant Optional Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Optional Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS.

Section 2.1             Committed Loans.

(a)           Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars or in an Optional Currency (each such loan, a “Committed Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.1, prepay under Section 2.5, and reborrow under this Section 2.1.  Neither Administrative Agent nor any Lender shall be responsible for the Commitment of any other Lender, nor will the failure of any Lender to perform its obligations under its Commitment in any way relieve any other Lender from performing its obligations under its Commitment.

(b)           The Borrower may, at its option, not more than once per calendar quarter, elect to increase the Aggregate Commitments, provided that (i) the Borrower shall give ten (10) Business Days prior written notice to the Administrative Agent of such election; (ii) the Borrower shall decrease the Domestic Credit Facility Aggregate Commitments on a dollar for dollar basis concurrent with the effective date of such increase; (iii) each of the conditions precedent set forth in Section 4.2 shall be satisfied as of the effective date of such increase; (iv) the aggregate amount of the Aggregate Commitments and the Domestic Credit Facility Aggregate Commitments shall not exceed $50,000,000 (less (x) the amount of any prior reduction in the Aggregate Commitments pursuant to Section 2.6 and (y) the amount of any prior reduction in the Domestic Credit Facility Aggregate Commitments pursuant to Section 2.6 of the credit agreement for the Domestic Credit Facility); (v) such increase shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof; (vi) such requested increase shall only be effective upon receipt by the Administrative Agent of (A) additional Commitments in a corresponding amount of such increase from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees (it being understood and agreed that no existing Lender shall be required to provide an additional Commitment) and (B) documentation from each institution providing an additional Commitment evidencing its additional Commitment and its obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent including, without limitation, Notes evidencing each Lender’s Pro Rata Share of the Aggregate Commitments as increase; and (vii) if any Loans are outstanding at the time of the increase in the Aggregate Commitments, the Borrower shall, if applicable and notwithstanding any provision in any Loan Document requiring the application of payments or prepayments on a pro rata basis, including, without limitation, Section 2.14, prepay one or more existing Loans (such prepayment to be subject to Section 3.5) in an amount necessary such that after giving effect to the increase in the Aggregate Commitments, each Lender will hold its pro rata share (based on its Pro Rata Share of the increased Aggregate Commitments) of outstanding Loans.

(c)           Borrower may elect to convert Committed Borrowings to term loans (“Converted Borrowings”) upon approval of Agent and Lenders provided that the Converted Borrowings shall occur in minimum original principal amounts of not less than $1,000,000 and increments of $500,000 and such other terms as are approved by Agent and Lenders.  The obligation of the Borrower to repay Converted Borrowings shall be evidenced by promissory notes payable to the Lenders substantially in the in the form of Exhibit C with necessary revisions to incorporate the repayment terms agreed upon by the Agent, Lenders and Borrower.  In no event will the maturity of any Converted Borrowings exceed the Maturity Date.  All outstanding Converted Borrowings shall reduce the amounts otherwise available to Borrower under the Committed Loan.  Borrower shall give Agent at least ten (10) Business Days’ notice of each proposed Converted Borrowing.

Section 2.2             Borrowings, Conversions and Continuations of Committed Loans.

(a)           Each Committed Borrowing and each conversion to or continuation of Eurocurrency Rate Committed Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Optional Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Except as provided in Section 2.3(c) and Section 2.4(c), each Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Committed Borrowing or conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Committed Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the currency of the Committed Loans to be borrowed, (v) the duration of the Interest Period with respect thereto, and (vi) if requested by Administrative Agent or any Lender, the purpose of the requested Borrowing.  If Borrower fails to give a timely notice requesting a continuation, then the applicable Committed Loans shall be made as Eurocurrency Rate Committed Loans in their original currency with an Interest Period of one (1) month.  Any such automatic continuation of Eurocurrency Rate Committed Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Committed Loans.  If Borrower requests a Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b)           Following receipt of a Committed Loan Notice, Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic continuation of Eurocurrency Rate Committed Loans described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to Administrative Agent in Same Day Funds at Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., New York time, in the case of any Committed Loans denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan denominated in an Optional Currency, in each case on the Business Day specified in the applicable Committed Loan Notice, provided that such Lender has received notice from Administrative Agent of Borrower’s request for such Committed Borrowing.  Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date of the Committed Loan Notice with respect to such Borrowing is given by Borrower there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to Borrower as provided above.

(c)           During the existence of a Default, the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Committed Loans be redenominated into Dollars on the last day of the then current Interest Period with respect thereto.

(d)           Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Committed Loans upon determination of such interest rate.  The determination of the Eurocurrency Rate by Administrative Agent shall be conclusive in the absence of manifest error.

(e)           After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.  In addition, Borrower understands and agrees that Eurocurrency Rate Loans may not accrue interest at the Base Rate.

Section 2.3            Letters of Credit.

(a)          The Letter of Credit Commitment.

(i)           Subject to the terms and conditions set forth herein and as part of the Aggregate Commitments, (A) L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.3:  (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or an Optional Currency for the account of Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) Lenders severally agree to participate in Letters of Credit issued for the account of Borrower; provided that L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, if (x) the Total Outstandings would exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)           The beneficiary of the Letter of any Letter of Credit is a Person incorporated or resident in Ireland;

(B)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing such Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

(C)           the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance, unless the Required Lenders have approved such expiry date;

(D)           the expiry date of such requested Letter of Credit would occur after the Maturity Date, unless all Lenders have approved such expiry date;

(E)           the issuance of such requested Letter of Credit would violate one or more policies of L/C Issuer;

(F)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial amount less than $100,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit;

(G)           any Lender is at such time a Defaulting Lender hereunder, unless L/C Issuer has entered into arrangements,  including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(H)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii)          L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)         L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in ARTICLE IX with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in ARTICLE IX included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

(b)          Procedures for Issuance and Amendment of Letters of Credit.

(i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such Letter of Credit Application must be received by L/C Issuer and Administrative Agent not later than 11:00 a.m., New York time, at least two (2) Business Days (or such later date and time as L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as L/C Issuer may require.  Additionally, Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)          Promptly after receipt of any Letter of Credit Application L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, L/C Issuer will provide Administrative Agent with a copy thereof.  Unless L/C Issuer has received written notice from any Lender, Administrative Agent or Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit in accordance with the terms of this Agreement, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit and all related L/C Obligations in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)         If Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Maturity Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)         Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)          Drawings and Reimbursements; Funding of Participations.

(i)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall notify Borrower and Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Optional Currency, Borrower shall reimburse L/C Issuer in such Optional Currency, unless (A) L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, Borrower shall have notified L/C Issuer promptly following receipt of the notice of drawing that Borrower will reimburse L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Optional Currency, L/C Issuer shall notify Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the date of any payment by L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by L/C Issuer under a Letter of Credit to be reimbursed in an Optional Currency (each such date, an “Honor Date”), Borrower shall reimburse L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If Borrower fails to so reimburse L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Optional Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof.  In such event, Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2(a) of the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.2 (other than the delivery of a Committed Loan Notice).  Any notice given by L/C Issuer or Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)          Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.3(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) to Administrative Agent for the account of L/C Issuer in Dollars at Administrative Agent’s Office for Dollar denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., New York time, on the Business Day specified in such notice by Administrative Agent, if such Lender has received notice from Administrative Agent of such Lender’s Pro Rata Share of the Unreimbursed Amount, whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to Borrower in such amount.  Administrative Agent shall remit the funds so received to L/C Issuer in Dollars.

(iii)         With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.

(iv)        Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of L/C Issuer.

(v)         Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that all payments of such amounts by each Lender shall be without prejudice to the rights of each of the other Lenders with respect to L/C Issuer’s gross negligence or willful misconduct.  Any claim any Lender may have against L/C Issuer as a result of L/C Issuer’s gross negligence or willful misconduct may be brought by such Lender in a separate action against L/C Issuer but may not be used as a defense to payment under the provisions of this Section.  No Lender shall have any obligation to pay to L/C Issuer such Lender’s Pro Rata Share of any L/C Obligations or Unreimbursed Amount if Borrower shall not be obligated to reimburse L/C Issuer for such unpaid L/C Obligations or Unreimbursed Amount because of L/C Issuer’s wrongful payment under a Letter of Credit.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)        If any Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Committed Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)          Repayment of Participations.

(i)           At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Pro Rata Share thereof in Dollars (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.

(ii)          If any payment received by Administrative Agent for the account of L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 10.6 (including pursuant to any settlement entered into by L/C Issuer in its discretion, but excluding any payments that must be returned due to the gross negligence or willful misconduct of L/C Issuer), each Lender shall pay to Administrative Agent for the account of L/C Issuer its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)          Obligations Absolute.  The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)          the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)         any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)        any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, Examiner or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)         any adverse change in the relevant exchange rates or in the availability of the relevant Optional Currency to Borrower or in the relevant currency markets generally; or

(vi)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuer.  Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document, except to the extent required by applicable law.  None of L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)          [Reserved].

(h)          Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (the “ISP”) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(i)           Letter of Credit Fees.  Borrower shall pay to Administrative Agent for the ratable account of each Lender in accordance with its Pro Rata Share in Dollars (i) a Letter of Credit fee for each commercial Letter of Credit equal to the Applicable Rate per annum times the daily amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), and (ii) a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to L/C Issuer pursuant to this Section 2.3 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to L/C Issuer for its own account.  Such Letter of Credit fees shall be computed on a quarterly basis in arrears.  Such Letter of Credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  Borrower shall pay directly to L/C Issuer for its own account in Dollars a fronting fee with respect to each Letter of Credit in the amounts and at the times specified in the Fee Letter.  In addition, Borrower shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)          Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

Section 2.4          Swing Line Loans.

(a)          The Swing Line.  Subject to the terms and conditions set forth herein, Swing Line Lender agrees to consider in its sole and absolute discretion making loans (each such loan, a “Swing Line Loan”) to Borrower in Dollars or in an Optional Currency that is not then available for Committed Borrowings from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment.  The Swing Line is a discretionary, uncommitted facility and Administrative Agent may terminate or suspend the Swing Line at any time in its sole discretion upon notice to Borrower which notice may be given by Administrative Agent before or after Borrower requests a Swing Line Loan hereunder; provided, further, that Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.4 above, prepay under Section 2.5 and reborrow under this Section 2.4.  Each Swing Line Loan that is denominated in Dollars shall be a Base Rate Loan; each Swing Line Loan that is denominated in Optional Currency shall be a Quoted Rate Swing Line Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.  Swing Line Loans shall be used only for the purposes permitted for Committed Loans under the terms of this Agreement.

(b)          Borrowing Procedures.  Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to Swing Line Lender and Administrative Agent, which may be given by telephone, unless Swing Line Lender has notified, or after receiving notice of a Swing Line Borrowing notifies, Borrower that the Swing Line has been or is terminated or suspended as provided in Section 2.4(a).  Each such notice must be received by Swing Line Lender and Administrative Agent not later than 1:00 p.m., New York time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $50,000 or multiple thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to Swing Line Lender and Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Notice, Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof.  Unless Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.5(a) or (B) that one or more of the applicable conditions specified in ARTICLE IV is not then satisfied or the Swing Line has been or is terminated or suspended by Swing Line Lender as provided above, then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 3:00 p.m. New York time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of Swing Line Lender in Same Day Funds.  Lenders agree that Swing Line Lender may agree to modify the borrowing procedures used in connection with the Swing Line in its discretion and without affecting any of the obligations of Lenders hereunder.

(c)          Refinancing of Swing Line Loans.

(i)           Swing Line Lender at any time in its sole and absolute discretion (including if Swing Line Lender has terminated or suspended the Swing Line as provided above) may request, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.1(b), without regard to the minimum and multiples specified in Section 2.2(a) for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.2.  Swing Line Lender shall furnish Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to Administrative Agent.  Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to Administrative Agent (and Administrative Agent may apply Cash Collateral for this purpose) in Dollars in Same Day Funds for the account of Swing Line Lender at Administrative Agent’s Office for Dollar denominated Obligations not later than 1:00 p.m., New York time, on the day specified in such Committed Loan Notice if such Lender has received notice from Administrative Agent, whereupon, subject to Section 2.4(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to Borrower in such amount.  Administrative Agent shall remit the funds so received to Swing Line Lender in Dollars.

(ii)          If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.4(c)(i), the request for Base Rate Committed Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Lenders fund in Dollars its risk participation in the relevant Swing Line Loan and each Lender’s payment to Administrative Agent for the account of Swing Line Lender pursuant to Section 2.4(c)(i) shall be deemed payment in respect of such participation.

(iii)         If any Lender fails to make available to Administrative Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(i), Swing Line Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the Overnight Rate from time to time in effect.  A certificate of Swing Line Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)        Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that all payments of such amounts by any Lender shall be without prejudice to the rights of each of the other Lenders with respect to Swing Line Lender’s gross negligence or willful misconduct.  Any claim any Lender may have against Swing Line Lender as a result of Swing Line Lender’s gross negligence or willful misconduct may be brought by such Lender in a separate action against Swing Line Lender but may not be used as a defense to payment under the provisions of this Section 2.4(c).  Each Lender’s obligation to make Committed Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 4.2.  No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)          Repayment of Participations.

(i)           At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by Swing Line Lender.

(ii)          If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 10.6 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Lender shall pay to Swing Line Lender its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate.  Administrative Agent will make such demand upon the request of Swing Line Lender.

(e)          Interest for Account of Swing Line Lender.  Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans and interest shall be paid in accordance with Section 2.8.  Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.4 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of Swing Line Lender.

(f)           Payments Directly to Swing Line Lender.  Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

Section 2.5          Prepayments.

(a)          Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m., New York time, (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Committed Loans denominated in Dollars, (B) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to any date of prepayment of Eurocurrency Rate Committed Loans denominated in Optional Currencies and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Committed Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding, and (iv) any prepayment shall be payable in the same currency in which the Committed Loans to be prepaid are denominated.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid.  Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Committed Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.5.  Each such prepayment shall be applied to the Committed Loans of Lenders in accordance with their respective Pro Rata Shares.

(b)          Borrower may, upon notice to Swing Line Lender (with a copy to Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Swing Line Lender and Administrative Agent not later than 1:00 p.m., New York time, on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $50,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)          If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.5(c) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

Section 2.6          Reduction or Termination of Commitments.

Borrower may, upon notice to Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m., five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  Administrative Agent will promptly notify Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Once reduced in accordance with this Section, the Aggregate Commitments may not be increased except in accordance with Section 2.1(b).  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share.  All Commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.7          Repayment of Loans.

(a)          Borrower shall repay to Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)          Borrower shall repay to Administrative Agent each Swing Line Loan on the Maturity Date.

Section 2.8          Interest.

(a)          Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iii) each Swing Line Loan denominated in Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iv) each Swing Line Loan denominated in Optional Currency shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Quoted Rate applicable to such Swing Line Loan plus the Applicable Margin.

(b)          If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Furthermore, while any Event of Default exists, upon the request of the Required Lenders, Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.9          Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.3:

(a)          Commitment Fee.  Borrower shall pay to Administrative Agent for the ratable account of each Lender in accordance with its Pro Rata Share, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more conditions in ARTICLE IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Borrower acknowledges that Swing Line Loans outstanding from time to time are not considered Committed Loans in calculating the commitment fee.

(b)          Agency Fees.  Borrower shall pay an agency fee to Administrative Agent for Administrative Agent’s own account, in Dollars in the amounts and at the times specified in the letter agreement, dated July 25, 2005 (the “Fee Letter”), between Borrower and Administrative Agent.  Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c)          [Reserved].

(d)          Other Fees.  Borrower shall pay to Arranger and Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10        Computation of Interest and Fees.

All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual number of days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Optional Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

Section 2.11        Evidence of Debt.

(a)          The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business.  The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence, such Lender’s Loans, in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b)          In addition to the accounts and records referred to in subsection (a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

Section 2.12        Payments Generally.

(a)          All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Optional Currency, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m., New York time, on the date specified herein.  Except as otherwise expressly provided herein, all payments by Borrower hereunder with respect to principal and interest on Loans denominated in an Optional Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in such Optional Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, Borrower is prohibited by any Law from making any required payment hereunder in an Optional Currency, Borrower shall make such payment in Dollars in the Dollar Equivalent of the Optional Currency payment amount.  Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)          If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)          Unless Borrower or any Lender has notified Administrative Agent, prior to the date any payment is required to be made by it to Administrative Agent hereunder, that Borrower or such Lender, as the case may be, will not make such payment, Administrative Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to Administrative Agent in Same Day Funds, then:

(i)           if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent in Same Day Funds, at the Overnight Rate from time to time in effect; and

(ii)          if any Lender failed to make such payment, such Lender shall forthwith on demand pay to Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by Administrative Agent to Borrower to the date such amount is recovered by Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect.  If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Committed Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon Administrative Agent’s demand, Administrative Agent may make a demand upon Borrower, and Borrower shall pay such amount to Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)          If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)          The obligations of Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

(f)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13        Extension of Maturity Date.

(a)      Not earlier than sixty (60) days prior to, nor later than forty-five (45) days prior to, the Maturity Date then in effect, Borrower may, upon notice to Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect.  Within thirty (30) days of delivery of such notice, each Lender shall notify Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion).  Any Lender not responding within the above time period shall be deemed not to have consented to such extension.  Administrative Agent shall promptly notify Borrower and the Lenders of the Lenders’ responses.

(b)      The Maturity Date shall be extended only if Lenders holding at least 66-2/3% of the Aggregate Commitments (after giving effect to any replacements of Lenders permitted herein) (the “Consenting Lenders”) have consented thereto.  If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the same date in the following year, effective as of the Maturity Date then in effect (such existing Maturity Date being the “Extension Effective Date”).  Administrative Agent and Borrower shall promptly confirm to the Lenders such extension and the Extension Effective Date.  As a condition precedent to such extension, Borrower shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Extension Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in ARTICLE V and the other Loan Documents are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.1, and (B) no Default exists.  Borrower shall prepay any Committed Loans outstanding on the Extension Effective Date (and pay any additional amounts required pursuant to Section 3.4) to the extent necessary to keep outstanding Committed Loans ratable with any revised and new Pro Rata Shares of all the Lenders effective as of the Extension Effective Date.

(c)      This Section shall supersede any provisions in Section 2.14 or Section 10.1 to the contrary.

Section 2.14        Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans or such participations, as the case may be, pro rata with each of them; provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.6 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender, (B) the application of Cash Collateral provided for in Section 2.16 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to Borrower or any Subsidiary (as to which the provisions of this Section shall apply).  Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.9) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.  Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.15        Guaranty.

(a)          Each Borrower hereby unconditionally and irrevocably, jointly and severally guarantees to Administrative Agent, Lenders, and each other holder of the Obligations, as primary obligor and not as surety:

(i)           the due and punctual payment in full (and not merely the collectibility) by each Borrower of the Obligations, including unpaid and accrued interest thereon, in each case when due and payable, all according to the terms of this Agreement, the Notes and the other Loan Documents;

(ii)          the due and punctual payment in full (and not merely the collectibility) by each of Borrower of all other sums and charges which may at any time be due and payable in accordance with this Agreement, the Notes or any of the other Loan Documents;

(iii)         the due and punctual performance by each Borrower of all of the other terms, covenants and conditions contained in the Loan Documents; and

(iv)        all the other Obligations of each Borrower.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Borrower solely in its capacity as a guarantor (and not in its capacity as a Borrower hereunder) under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

(b)          The obligations and liabilities of each Borrower as a guarantor under this Section shall be absolute and unconditional and joint and several, irrespective of the genuineness, validity, priority, regularity or enforceability of this Agreement, any of the Notes or any of the Loan Documents or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor.  Each Borrower solely in its capacity as a guarantor (and not in its capacity as a Borrower hereunder) expressly agrees that Administrative Agent and Lenders may, in their sole and absolute discretion, without notice to or further assent of such Borrower and without in any way releasing, affecting or in any way impairing the joint and several obligations and liabilities of such Borrower as a guarantor hereunder:

(i)          waive compliance with, or any defaults under, or grant any other indulgences under or with respect to any of the Loan Documents;

(ii)         modify, amend, change or terminate any provisions of any of the Loan Documents;

(iii)        grant extensions or renewals of or with respect to the Commitments, the Notes or any of the other Loan Documents;

(iv)        effect any release, subordination, compromise or settlement in connection with this Agreement, any of the Notes or any of the other Loan Documents;

(v)         agree to the substitution, exchange, release or other disposition of the Collateral or any part thereof, or any other collateral for the Commitments or to the subordination of any lien or security interest therein;

(vi)        make advances for the purpose of performing any term, provision or covenant contained in this Agreement, any of the Notes or any of the other Loan Documents with respect to which any Borrower shall then be in default;

(vii)       make future advances pursuant to this Agreement or any of the other Loan Documents;

(viii)      assign, pledge, hypothecate or otherwise transfer the Commitments, the Obligations, the Notes, any of the other Loan Documents or any interest therein, all as and to the extent permitted by the provisions of this Agreement;

(ix)         deal in all respects with Borrower as if this Section were not in effect;

(x)          effect any release, compromise or settlement with any of Borrower, whether in their capacity as a Borrower or as a guarantor under this Section, or any other guarantor; and

(xi)         provide debtor-in-possession financing or allow use of cash collateral in proceedings under the Bankruptcy Code, it being expressly agreed by each Borrower that any such financing and/or use would be part of the Obligations.

(c)          The obligations and liabilities of each Borrower, as guarantor under this Section, shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that a Borrower may have against any one or more of the other Borrower, Administrative Agent, any one or more of Lenders and/or any other guarantor and shall not be conditional or contingent upon pursuit or enforcement by Administrative Agent or other Lenders of any remedies it may have against Borrower with respect to this Agreement, the Notes or any of the other Loan Documents, whether pursuant to the terms thereof or by operation of law.  Without limiting the generality of the foregoing, Administrative Agent and Lenders shall not be required to make any demand upon any of Borrower, or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against Borrower or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder.  Any one or more successive or concurrent actions or proceedings may be brought against each Borrower under this Section, either in the same action, if any, brought against any one or more of Borrower or in separate actions or proceedings, as often as Administrative Agent may deem expedient or advisable.  Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of Borrower, any other guarantor or any obligor under any of the Loan Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of Borrower, in their respective capacities as borrowers and guarantors under this Section, or under any of the Loan Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of each Borrower under this Section in any manner whatsoever, and this Section shall remain and continue in full force and effect.  It is the intent and purpose of this Section that each Borrower shall and does hereby waive all rights and benefits which might accrue to any other guarantor by reason of any such proceeding, and each Borrower agrees that it shall be liable for the full amount of the obligations and liabilities under this Section, regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of Borrower, any other guarantor or any obligor under any of the Loan Documents, that may result from any such proceedings.

(d)          Each Borrower, solely as guarantor under this Section (and not in its capacity as a Borrower hereunder), hereby unconditionally, jointly and severally, irrevocably and expressly waives:

(i)           presentment and demand for payment of the Obligations and protest of non-payment;

(ii)          notice of acceptance of this Section and of presentment, demand and protest thereof;

(iii)         notice of any default hereunder or under the Notes or any of the other Loan Documents and notice of all indulgences;

(iv)        notice of any increase in the amount of any portion of or all of the indebtedness guaranteed by this Section;

(v)         demand for observance, performance or enforcement of any of the terms or provisions of this Section, the Notes or any of the other Loan Documents;

(vi)        all errors and omissions in connection with Administrative Agent’s administration of all indebtedness guaranteed by this Section, except errors and omissions resulting from acts of bad faith;

(vii)       any right or claim of right to cause a marshalling of the assets of any one or more of the other Borrower;

(viii)      any act or omission of Administrative Agent or Lenders which changes the scope of the risk as guarantor hereunder; and

(ix)         all other notices and demands otherwise required by law which Borrower may lawfully waive.

Within ten (10) days following any request of Administrative Agent so to do, each Borrower will furnish Administrative Agent and Lenders and such other persons as Administrative Agent may direct with a written certificate, duly acknowledged stating in detail whether or not any credits, offsets or defenses exist with respect to this Section.

(e)          Additional Waivers.

(i)           Each Borrower solely in its capacity as a guarantor agrees that such Borrower shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower or any Guarantor for amounts paid under this Section 2.15 until such time as the Obligations have been paid in full and the Commitments have expired or terminated.

(ii)          Each Borrower solely in its capacity as a guarantor agrees that such Borrower shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to this Section 2.15(e) and through the exercise of rights of contribution pursuant to Section 2.15(g).

(f)           Remedies.  Each Borrower solely in its capacity as a guarantor agrees that, to the fullest extent permitted by law, as between Borrowers solely in their capacities as guarantors, on the one hand, and Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.2 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.2) for purposes of Section 2.15 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the each Borrower solely in its capacity as a guarantor for purposes of Section 2.15.

(g)          Rights of Contribution.  The Borrowers agree among themselves that, in connection with payments made hereunder, each Borrower shall have contribution rights against the other Borrowers as permitted under applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of Borrowers under the Loan Documents and no Borrower shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

Section 2.16        Cash Collateral.

(a)          Certain Credit Support Events.  Upon the request of Administrative Agent or L/C Issuer (i) if L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent, L/C Issuer or Swing Line Lender, Borrower shall deliver to Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)          Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, L/C Issuer and the Lenders (including Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrower or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)          Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or any other provision of this Agreement in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)          Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.7(b)) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.3), and (y) the Person providing Cash Collateral and L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17        Defaulting Lenders.

(a)          Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.

(ii)          Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 10.9), shall be applied at such time or times as may be determined by Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to L/C Issuer or Swing Line Lender hereunder; third, if so determined by Administrative Agent or requested by L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees. That Defaulting Lender (A) shall not be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (B) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.3(h).

(iv)        Reallocation of Pro Rata Shares to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.3 and 2.4, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b)          Defaulting Lender Cure.  If Borrower, Administrative Agent, Swing Line Lender and L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18        Usage of funds deriving from any Commitments and/or Credit Extensions.

(a)          No funds deriving from any Commitments or Credit Extensions as provided for under this ARTICLE II shall in any way be used, whether directly or indirectly, for the purpose of a purchase or subscription made or to be made by any Person of or in any shares in Irish Company or the Shares in its “holding company”.

(b)          For the purpose of this Section 2.5 the term “holding company” shall have the meaning given to such term under Section 155 of the Irish Companies Act 1963.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.1          Taxes.

(a)          Payments Free of Taxes – Obligation to Withhold: Payments on Account of Taxes.

(i)           Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require Borrower or Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by Borrower or Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)          If Borrower or Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Administrative Agent shall withhold or make such deductions as are determined by Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, any Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)          Tax Indemnification.

(i)           Without limiting the provisions of subsection (a) or (b) above, Borrower shall, and does hereby indemnify Administrative Agent, each Lender and L/C Issuer, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by Borrower or Administrative Agent or paid by Administrative Agent, such Lender or L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Borrower shall also, and does hereby, indemnify Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to Borrower by a Lender or L/C Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.

(ii)          Without limiting the provisions of subsection (a) or (b) above, each Lender and L/C Issuer shall, and does hereby, indemnify Borrower and Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all  Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Borrower or Administrative Agent) incurred by or asserted against Borrower or Administrative Agent by any Governmental Authority as a result of the failure by such Lender or L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or L/C Issuer, as the case may be, to Borrower or Administrative Agent pursuant to subsection (e).  Each Lender and L/C Issuer hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)          Evidence of Payments.  Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by Administrative Agent to a Governmental Authority, as provided in this Section 3.1, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.

(e)          Status of Lenders: Tax Documentation.

(i)           Each Lender shall deliver to Borrower and to Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)          Without limiting the generality of the foregoing, if Borrower is a resident for tax purposes in the United States

(A)        any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower and Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrower or Administrative Agent as will enable the Borrower or Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)         each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)         executed originals of Internal Revenue Service Form W-8ECI,

(III)        executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)         executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(iii)         Each Lender shall promptly (A) notify Borrower and Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrower or Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

Section 3.2          Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate or to make, maintain or fund Loans whose interest is determined by reference to a Quoted Rate, or to determine or charge interest rates based upon the Eurocurrency Rate or a Quoted Rate, or any Governmental Authority has imposed material restrictions in the authority of such Lender to purchase or sell, or take deposits of, Dollars or Optional Currency in the applicable offshore interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Committed Loans in the affected currency or to make or continue Quoted Rate Swing Line Loans in the affected currency or to convert Base Rate Committed Loans to Eurocurrency Rate Committed Loans in the affected currency shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Committed Loans of such Lender or all applicable Quoted Rate Swing Line Loans to Base Rate Loans, either on the last day of the Interest Period, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.5 in accordance with the terms thereof due to such prepayment or conversion.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.3          Inability to Determine Rates.

If Administrative Agent determines in connection with any request for a Eurocurrency Rate Committed Loan or a conversion to or continuation thereof for any reason that (a) deposits in Dollars or Optional Currency are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Committed Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Committed Loan or in connection with any existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Committed Loan does not adequately and fairly reflect the cost to Lenders of funding such Eurocurrency Rate Committed Loan, Administrative Agent will promptly so notify Borrower and all Lenders.  Thereafter, (x) the obligation of Lenders to make or maintain Eurocurrency Rate Committed Loans in the affected currency shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans in the affected currency or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Section 3.4          Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Committed Loans.

(a)         If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Loans the interest on which is determined by reference to the Eurocurrency Rate or, in the case of any Quoted Rate Swing Line Loans, the Quoted Rate for such Swing Line Loans,  or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.1 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized, as to Eurocurrency Rate Committed Loans, in the determination of the Eurocurrency Rate), then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction, provided that Borrower shall not be required to compensate a Lender pursuant to this Section 3.4(a) for any increased costs or reductions incurred more than 180 days prior to the date such Lender notifies Borrower of such change in Law or interpretation of Law and of such Lender’s intention to claim compensation therefor.

(b)         If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

Section 3.5          Funding Losses.

Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)         any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)         any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c)         any failure by Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Optional Currency on its scheduled due date or any payment thereof in a different currency;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurocurrency Rate Committed Loan made by it at the Eurocurrency Base Rate or London Interbank Offered Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Committed Loan was in fact so funded.

Section 3.6          Matters Applicable to all Requests for Compensation.

A certificate of Administrative Agent or any Lender claiming compensation under this ARTICLE III and setting forth the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

Section 3.7          Survival.

All of Borrower’s obligations under this ARTICLE III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.1          [Reserved].

Section 4.2          Conditions to all Credit Extensions and Conversions and Continuations.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Committed Loans) is subject to the following conditions precedent:

(a)         The representations and warranties of Borrower and each other Loan Party contained in ARTICLE V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Credit Extension, conversion or continuation, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1.

(b)         No Default shall exist, or would result from such proposed Credit Extension, conversion or continuation.

(c)         Administrative Agent and, if applicable, L/C Issuer or Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)         In the case of a Credit Extension to be denominated in an Optional Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Committed Loans to be denominated in an Optional Currency), the L/C Issuer (in the case of any Letter of Credit to be denominated in an Optional Currency) or the Swing Line Lender (in the case of any Swing Line Loans to be denominated in an Optional Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Optional Currency.

(e)         Borrower shall have delivered to Administrative Agent the items required by Section 6.16(a).

(f)          Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent or the Required Lenders reasonably may require.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Committed Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in (a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and Lenders that:

Section 5.1          Existence, Qualification and Power; Compliance with Laws.

Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.2          Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

Section 5.3          Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

Section 5.4          Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

Section 5.5          Financial Statements; No Material Adverse Effect.

(a)         The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of MICROS and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of MICROS and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)         The unaudited consolidated financial statements of MICROS and its Subsidiaries dated March 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of MICROS and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)         Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.6          Litigation.

Except as specifically disclosed in Schedule 5.6 hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against MICROS or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 5.7          No Default.

Neither MICROS nor any Subsidiary is in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.8          Ownership of Property; Liens.

Each of MICROS and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of MICROS and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.1.

Section 5.9          Environmental Compliance.

To the best of Borrower’s knowledge, except as specifically disclosed in Schedule 5.9  hereto, there is no violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10        Insurance.

The properties of MICROS and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where MICROS or the applicable Subsidiary operates.

Section 5.11        Taxes.

MICROS and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against MICROS or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 5.12        ERISA Compliance.

(a)         Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  MICROS and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)         There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)         (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither MICROS nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither MICROS nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither MICROS nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 5.13        Subsidiaries.

As of the Closing Date, MICROS has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.

Section 5.14        Disclosure.

Borrower has disclosed to Administrative Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party in connection with any Loan Document to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.15        Compliance with Laws.

MICROS and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.16        Margin Regulations; Investment Company Act.

Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

Section 5.17        Collateral Matters.

As of the date hereof, (a) the chief executive office of each Guarantor is 7031 Columbia Gateway Drive, Columbia, Maryland 21046 and (b) the exact legal name and state of organization of each Guarantor is as set forth in the introductory paragraph of the Guaranty.

Section 5.18         Rights in Collateral; Priority of Liens.

Each Guarantor owns the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties other than Liens permitted by Section 7.1.  Upon the proper filing of UCC financing statements, and the taking of the other actions required by the Required Lenders, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Administrative Agent, for the ratable benefit of Administrative Agent and Lenders.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Section 6.1, Section 6.2, Section 6.3 and Section 6.11) cause MICROS and each Subsidiary to:

Section 6.1           Financial Statements.

Deliver to Administrative Agent the following, in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a)          as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower:

(i)           a consolidated balance sheet of MICROS and its Domestic Subsidiaries only as at the end of such fiscal year, the related consolidated statement of income for such fiscal year and a calculation of EBITDA for MICROS and its Domestic Subsidiaries only on a consolidated basis for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of MICROS as fairly presenting the financial condition and results of operations of MICROS and its Domestic Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(ii)           a consolidated balance sheet of the Foreign Subsidiaries only as at the end of such fiscal year, the related consolidated statement of income for such fiscal year and a calculation of EBITDA for the Foreign Subsidiaries only on a consolidated basis for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of MICROS as fairly presenting the financial condition and results of operations of the Foreign Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(iii)          a consolidated balance sheet of the MICROS and its Subsidiaries as at the end of such fiscal year, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of MICROS as fairly presenting the financial condition, results of operations, shareholders equity and cash flows of MICROS and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(iv)         a consolidated balance sheet of MICROS and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

The financial statements described in clauses (i), (ii) and (iii) above may be prepared by MICROS.

(b)          as soon as available, but in any event within forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower:

(i)           a consolidated balance sheet of MICROS and its Domestic Subsidiaries only as at the end of such fiscal quarter, the related consolidated statement of income for such fiscal quarter and for the portion of the fiscal year then ended and a calculation of EBITDA for MICROS and its Domestic Subsidiaries only on a consolidated basis for the period of four fiscal quarters then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of MICROS as fairly presenting the financial condition and results of operations of MICROS and its Domestic Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(ii)           a consolidated balance sheet of the Foreign Subsidiaries only as at the end of such fiscal quarter, the related consolidated statement of income for such fiscal quarter and for the portion of the fiscal year then ended and a calculation of EBITDA for the Foreign Subsidiaries only on a consolidated basis for the period of four fiscal quarters then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of MICROS as fairly presenting the financial condition and results of operations of the Foreign Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(iii)          a consolidated balance sheet of MICROS and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statement of income, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of MICROS as fairly presenting the financial condition, results of operations, shareholders equity and cash flows of MICROS and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

The financial statements described in clauses (i), (ii) and (iii) above may be prepared by MICROS.

Section 6.2           Certificates; Other Information.

Deliver to Administrative Agent a sufficient number of copies for delivery to each Lender of the following, in form and detail satisfactory to Administrative Agent in its reasonable discretion and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Section 6.1(a) and Section 6.1(b), a duly completed Compliance Certificate signed by a Responsible Officer of MICROS;

(c)           promptly after any request by Administrative Agent or any Lender, copies of any audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of MICROS or any Subsidiary in the ordinary course and by independent accountants in connection with the accounts or books of MICROS or any Subsidiary, or any audit of any of them;

(d)           as soon as available, but in no event later than sixty (60) days after the end of each fiscal year of MICROS, annual projections for the following two (2) fiscal years from (i) Borrower on a consolidated basis and (ii) from Domestic Borrower on a consolidated basis;

(e)           [Reserved];

(f)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of MICROS, and copies of all annual, regular, periodic and special reports and registration statements which MICROS may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(g)           [Reserved];

(h)           promptly upon request, such additional financial information as Agent may request from time to time or more frequent delivery of financial information which is delivered periodically pursuant to this Section 6.2 (such as, but not limited to, schedules of account receivable agings and inventory reports);

(i)           as soon as available, but in no event later than ninety (90) days after the end of each fiscal year of MICROS, a schedule of account receivable agings.

Each of the Loan Parties hereby acknowledges that (a) Administrative Agent will make available to Lenders and L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to MICROS or its securities) (each, a “Public Lender”).  Each of the Loan Parties hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each of the Loan Parties shall be deemed to have authorized Administrative Agent, L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to MICROS or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.8); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 6.3           Notices.

Not later than two (2) days after obtaining knowledge, notify Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of MICROS or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between MICROS or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting MICROS or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           the occurrence of any ERISA Event; and

(d)           of any material change in accounting policies or financial reporting practices by MICROS or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of MICROS setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.4           Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by MICROS or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.5           Preservation of Existence, Etc.

(a)           Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.4 or Section 7.5 except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.6           Maintenance of Properties.

(a)           Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 6.7           Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies not Affiliates of MICROS, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Administrative Agent of termination, lapse or cancellation of such insurance.

Section 6.8           Compliance with Laws.

Comply in all material respects with the requirements of all Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.9           Books and Records.

(a)           Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of MICROS or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over MICROS or such Subsidiary, as the case may be.  Domestic Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Administrative Agent or any Lender shall reasonably require.

Section 6.10         Inspection Rights.

Permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, if no Default exists Administrative Agent or Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower, but at the expense of Administrative Agent or Lender if Borrower has paid for similar inspections one (1) time during the current fiscal year and provided further, however, that when a Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time or from time to time during normal business hours and without advance notice.

Section 6.11         Use of Proceeds.

Use the proceeds of the Credit Extensions for Letters of Credit, acquisitions permitted under this Agreement, to refinance existing indebtedness and for working capital and capital expenditures, not in contravention of any Law or of any Loan Document.

Section 6.12         Financial Covenants.

At all times maintain the following financial covenants:

(a)           Total Leverage Ratio.  Maintain on a consolidated basis a Total Leverage Ratio not exceeding 2.0 to 1.0.  This ratio will be calculated at the end of each reporting period for which this Agreement requires Borrower to deliver financial statements, using the results of the twelve-month period ending with that reporting period.

(b)           Fixed Charge Coverage Ratio.  Maintain on a consolidated basis a Fixed Charge Coverage Ratio of MICROS and all Subsidiaries of at least 1.25 to 1.0.  This ratio will be calculated at the end of each reporting period for which this Agreement requires Borrower to deliver financial statements, using the results of the twelve-month period ending with that reporting period.  The current portion of long-term liabilities will be measured as of the last day of the calculation period.

Section 6.13         Additional Borrowers and Guarantors.

(a)           Within thirty days (or such longer period as may be agreed by the Administrative Agent) after any Person becomes a Material Foreign Entity, cause such Person to (i) become an Additional Borrower by executing and delivering to Administrative Agent an Additional Borrower Joinder Supplement or such other document as Administrative Agent shall deem appropriate for such purpose and (ii) deliver to Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.1(a) and, upon the request of the Administrative Agent, a favorable opinion of counsel to such Person.

(b)           Within thirty days (or such longer period as may be agreed by the Administrative Agent) after any Person becomes a Material Domestic Entity, cause such Person to (i) become a Guarantor by executing and delivering Administrative Agent a counterpart of the Guaranty or such other document as Administrative Agent shall deem appropriate for such purpose, (ii) deliver to Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.1(a) and, upon the request of the Administrative Agent, a favorable opinion of counsel to such Person, all in form, content and scope reasonably satisfactory to Administrative Agent, and (iii) deliver to Administrative Agent such documents, agreements and instruments as the Administrative Agent shall reasonably request to cause such Person to grant to Administrative Agent and Lenders valid and perfected first priority security interests in the Collateral.

Section 6.14         Collateral Records.

Execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to Administrative Agent, from time to time, solely for Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Administrative Agent may reasonably require designating, identifying or describing the Collateral.  The failure by Borrower or any other Loan Party, however, to promptly give Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

Section 6.15         Security Interests.

Cause each Domestic Borrower to defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein.

Cause each Domestic Borrower to comply with the requirements of all state and federal laws in order to grant to Administrative Agent and Lenders valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property, being effected by giving Administrative Agent control of such investment property in addition to perfection by the filing of a UCC financing statement with respect to such investment property.

Cause each Domestic Borrower to do whatever Administrative Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements and amendments, renewals and continuations thereof; cooperating with Administrative Agent’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages; and, paying claims which might, if unpaid, become a Lien on the Collateral.

Section 6.16         Post-Closing Covenant.

(a)          By August 15, 2010 deliver to the Administrative Agent:

(i)           a certificate of an officer of each Borrower (other than MICROS) attaching and certifying (A) the Organization Documents of such Borrower, (B) an incumbency certificate of the Responsible Officers of such Borrower and (C) resolutions of the board of directors or equivalent governing body of such Borrower approving this Amendment and each document, agreement and instrument required in connection with this Amendment, in each case in form and substance reasonably acceptable to the Administrative Agent; and

(ii)           a certificate of an officer of MICROS attaching and certifying resolutions of the board of directors or equivalent governing body of MICROS approving this Amendment and each document, agreement and instrument required in connection with this Amendment in form and substance reasonably acceptable to the Administrative Agent.

(b)          By August 31, 2010 deliver to the Administrative Agent:

(i)           original stock certificates evidencing all equity interests issued by Fry, Inc. together with undated stock powers executed in blank in form reasonably acceptable to the Administrative Agent;

(ii)           legal opinion from the General Counsel of MICROS in form and substance reasonably acceptable to the Administrative Agent relating to the Second Amendment to this Agreement and the documents, agreements and instruments executed by the Guarantors in connection therewith;

(iii)          termination of each of the two UCC-1 financing statements identifying Heller Financial, Inc., as secured party, and  JTECH Communications, as debtor;

(iv)          restatement of the LLC Agreement for TIG Global LLC on terms and conditions reasonably acceptable to the Administrative Agent (which restatement shall, among other things, eliminate (A) the board of advisors and the special voting rights allocated to the board of advisors and (B) the restrictions on transfer of the equity interests;

(v)          amendment to the certificate of incorporation of DV Technology Holdings Corporation to delete Article XI; and

(vi)         amendment to the certificate of incorporation of Fry, Inc. to delete Article VI.

(c)          By September 30, 2010, deliver to the Administrative Agent the following with respect to each Material Foreign Entity that is not a Borrower as of the date of the Second Amendment to this Agreement:

(i)           an Additional Borrower Joinder Supplement or such other document as Administrative Agent shall deem appropriate to cause such Person to become an Additional Borrower; and

(ii)           each of the following in each case in form and substance reasonably acceptable to the Administrative Agent: (i) a certificate of an officer of such Person attaching and certifying (A) the Organization Documents of such Person, (B) an incumbency certificate of the Responsible Officers of such Person and (C) resolutions of the board of directors or equivalent governing body of such Person approving this Amendment and each document, agreement and instrument required in connection with this Amendment; and (ii) a good standing certificate or its equivalent from the jurisdiction of formation of such Person.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit MICROS or any Subsidiary to, directly or indirectly:

Section 7.1           Liens.

Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h) or securing appeal or other surety bonds relating to such judgments;

(h)           liens securing Indebtedness permitted under Section 7.3(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(i)           Liens securing the Domestic Credit Facility, provided that (i) such Liens do not at any time encumber any property other than the Collateral and 65% of the equity interests in MICROS-Fidelio (Ireland) Ltd. and (ii) such Liens are subject to the Intercreditor Agreement.

Section 7.2           Investments.  Make any Investments, except:

(a)           Investments held by MICROS or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b)           advances to officers, directors and employees of MICROS and Subsidiaries in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           Investments of MICROS in any wholly-owned Subsidiary; and Investments of any wholly-owned Subsidiary in MICROS or in another wholly-owned Subsidiary;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Permitted Acquisitions;

(f)           other Investments not to exceed $3,000,000 in the aggregate at any time; and

(g)           Guarantees permitted by Section 7.3.

Section 7.3           Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the date hereof and approved by Administrative Agent and the Required Lenders and listed on Schedule 7.3 hereto;

(c)           Indebtedness under the Domestic Credit Facility;

(d)           obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;” (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; (iii) such Swap Contract has been approved by Administrative Agent; and (iv) the foreign exchange exposure under such Swap Contract does not exceed $20,000,000 as determined by Administrative Agent in its sole discretion;

(e)           Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed assets within the limitations set forth in Section 7.1(h); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed Thirty Million Dollars ($30,000,000);

(f)           CommerzBank Debt; and

(g)           Indebtedness of MICROS and its Subsidiaries provided that the aggregate outstanding principal amount of all such Indebtedness shall not at any time exceed $10 million.

Section 7.4           Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) MICROS, provided that if MICROS is a party thereto then MICROS shall be the continuing or surviving Person, (ii) a Borrower, provided that another Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and, provided further that if a Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b)           any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to MICROS or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary, and, provided further that if the transferor of such assets is a Borrower or a Guarantor, the transferee thereof must either be a Borrower or a Guarantor; and

(c)           MICROS or a Subsidiary may acquire another Person, provided that such acquisition is a Permitted Acquisition.

Section 7.5           Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property to MICROS or to a wholly-owned Subsidiary, provided that if the transferor of such property is a Borrower or a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

(e)           Dispositions permitted by Section 7.4; and

(f)           Other Dispositions in an aggregate amount not to exceed Three Million Dollars ($3,000,000) in any fiscal year.

provided, however, that any Disposition pursuant to clauses (a) through (e) shall be for fair market value.

Section 7.6           Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Subsidiary may make Restricted Payments to MICROS and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to MICROS and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b))           MICROS and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)           Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely to Subsidiaries that are not wholly owned Subsidiaries in an amount not to exceed Two Million Dollars ($2,000,000) in the aggregate in any fiscal year; provided that there does not exist a Default or an Event of Default and the making of any such payment would not cause a Default or an Event of Default; and

(d)           MICROS and each Subsidiary may purchase, redeem or otherwise acquire up to an aggregate of one million (1,000,000) shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests during the period from the Closing Date through the Maturity Date; provided no Default or Event of Default exists hereunder or would result from such purchase, redemption or acquisition.

(e)           MICROS and its Subsidiaries may make Restricted Payments in cash provided that (i) the aggregate amount of such Restricted Payments shall not exceed $150 million in any period of four consecutive fiscal quarters of Borrower and (ii) after giving effect to such Restricted Payment (and the incurrence of any Indebtedness in connection therewith) on a Pro Forma Basis (A) no Default or Event of Default shall exist, (B) the Total Leverage Ratio shall not exceed 1.5:1.0 as of the end of the most recent fiscal quarter for which Borrower has delivered financial statements pursuant to Section 6.1(a) or (b) and (C) Liquidity exceeds $150 million.

Section 7.7           Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by MICROS and its Subsidiaries on the date hereof or which are similar or complimentary to such lines of business.

Section 7.8           Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of MICROS, whether or not in the ordinary course of business other than on fair and reasonable terms substantially as favorable to MICROS or such Subsidiary as would be obtainable by MICROS or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among Borrower and (b) transactions expressly permitted by the terms of this Agreement.

Section 7.9           Margin Regulations.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.10         Change of Control.

Except in connection with any merger, dissolution, liquidation or consolidation permitted by Section 7.4, permit or suffer to occur any Change of Control with respect to any Loan Party.

Section 7.11         CommerzBank Debt.

Permit the CommerzBank Debt to be extended without the prior written approval of the terms of such extension by Administrative Agent and Lenders, which approval will not be unreasonably withheld, if such extension is on terms substantially similar to the terms currently in effect.

Section 7.12         Change in Legal Name or State of Formation.

Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state (or country) of formation or form of organization.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.1           Events of Default.

Any of the following shall constitute an Event of Default:

(a)          Non-Payment. Borrower or any other Loan Party fails to pay (i) when required to be paid herein, and in the currency required herein, any amount of principal or any Loan, or any L/C Obligation, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)          Specific Covenants.  Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.5, Section 6.10, Section 6.12 or ARTICLE VII; or

(c)          Other Defaults.

(i)           Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.1 or Section 6.2, and such failure continues for fifteen (15) days; or

(ii)          Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days or any default or event of default occurs under any other Loan Document; or

(d)          Representations and Warranties.  Any representation, warranty, certification or statement of fact that reasonably could have a Material Adverse Effect if incorrect or misleading is made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith and is incorrect or misleading when made or deemed made; or

(e)          Cross-Default.  (i) MICROS or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which MICROS or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which MICROS or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by MICROS or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)           Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, Examiner, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, Examiner, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) MICROS or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against MICROS or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of MICROS under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) MICROS or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or, subject to Section 7.1, is not, valid, perfected and prior to all other Liens or is terminated, revoked or declared void; or

(k)           Material Adverse Effect.  There occurs any event or circumstance that has a Material Adverse Effect.

Section 8.2           Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)           require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and Lenders all rights and remedies available to it and Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

Section 8.3           Application of Funds.

After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2), any amounts received on account of the Obligations shall, subject to Sections 2.16 and 2.17, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under ARTICLE III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to Lenders (including Attorney Costs and amounts payable under ARTICLE III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting (a) accrued and unpaid Letter of Credit fees, (b) accrued and unpaid interest on the Loans and L/C Borrowings and (c) fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between Borrower or any Subsidiary and any Lender or an Affiliate of a Lender to the extent such Swap Contract is permitted by Section 7.3(d), ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting (a) unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments due in respect of a Swap Contract between Borrower or any Subsidiary and a Lender or an Affiliate of a Lender Lender to the extent such Swap Contract is permitted by Section 7.3(d), (c) payment of amounts due under any Treasury Management Agreement between Borrower or any Subsidiary and a Lender or an Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.16, ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management Agreements, Affiliates of Lenders) and L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.3(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

Section 9.1           Appointment and Authorization of Administrative Agent; Administrative Agent as Trustee under the laws of Ireland.

(a)           Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, but subject to Section 9.1(c) below, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents, but subject to Section 9.1(c) below and with the exception of any Loan Documents that are subject to the laws of Ireland or to which Irish Company is a party regardless of the laws to which such Loan Documents may be subject, reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  All benefits and immunities provided to Administrative Agent in this ARTICLE IX shall apply to Administrative Agent as issuer of Letters of Credit and provider of Swing Line Loans with respect to any acts taken or omissions suffered by Administrative Agent in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit and any Swing Line Loans made by Administrative Agent, and as additionally provided herein with respect to Administrative Agent as issuer of letters of Credit and provider of Swing Line Loans.

(b)           L/C Issuer shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (i) provided to Administrative Agent in this ARTICLE IX with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this ARTICLE IX  and in the definition of “Agent-Related Person” included L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to L/C Issuer.

(c)           Each Lender and Administrative Agent agrees that Administrative Agent shall act as trustee of the security, rights and benefits constituted by any Loan Documents which are subject to the laws of Ireland or to which Irish Company is a party regardless of the laws to which such Loan Documents may be subject and Administrative Agent hereby declares that it will hold such security and such rights and benefits in trust for the benefit of the Lenders subject to the terms of these presents.

Section 9.2           Delegation of Duties.

Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.3           Liability of Administrative Agent.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.4           Reliance by Administrative Agent.

(a)           Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it in its reasonable discretion to be genuine and correct and to have been signed, sent or made by the proper Responsible Officer or Responsible Officers, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Administrative Agent.  Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by all Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required by any instance), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.5           Notice of Default.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” Administrative Agent will notify Lenders of its receipt of any such notice.  Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with ARTICLE VIII; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.

Section 9.6           Credit Decision; Disclosure of Information by Administrative Agent.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.7           Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have been caused primarily by such Agent-Related Person’s own gross negligence or willful misconduct; it being agreed by all Lenders that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and costs and expenses in connection with the use of IntraLinks, Inc.  or other similar information transmission systems in connection with this Agreement) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of Administrative Agent.

Section 9.8           Administrative Agent in its Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not Administrative Agent or L/C Issuer hereunder and without notice to or consent of Lenders.  Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Administrative Agent or L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

Section 9.9           Successor Administrative Agent.

Administrative Agent may resign as Administrative Agent upon 30 days’ written notice to Lenders and Borrower; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of a Default (which consent of Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent (including those in its capacity as L/C Issuer and Swing Line Lender) and the respective terms “Administrative Agent”, “L/C Issuer” and “Swing Line Lender” shall mean such successor administrative agent, Letter of Credit issuer and swing line lender and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Administrative Agent, L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this ARTICLE IX and Section 10.4 and Section 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 9.10         Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, appointment of an Examiner, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 2.3, Section 2.3(i), Section 2.3(j), Section 2.9 and Section 10.4) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, Examiner, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.9 and Section 10.4.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11         Guaranty Matters.

Each Lender hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

Section 9.12         Collateral Matters.

(a)          Each Lender hereby irrevocably authorizes and directs Administrative Agent to enter into the Collateral Documents for the benefit of such Lender.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.  Administrative Agent is hereby authorized on behalf of all of Lenders, without the necessity of any notice to or further consent from any Lender from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)          Each Lender hereby irrevocably authorizes Administrative Agent, at its option and in its discretion,

(i)           to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders, or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default;

(ii)           to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document; and

(iii)          to execute, deliver and perform its obligations under the Intercreditor Agreement.

Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.12.

(c)          Subject to (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender, to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)           Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.12 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders.

(e)           Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

Section 9.13         No Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent and Arranger are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Administrative Agent and Arranger, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent and Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or its Affiliates, or any other Person and (B) neither Administrative Agent nor Arranger has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent and Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent nor Arranger has any obligation to disclose any of such interests to Borrower and its Affiliates.  To the fullest extent permitted by Law, Borrower hereby waives and releases any claims that it may have against Administrative Agent and Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE X
MISCELLANEOUS

Section 10.1         Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.1 without the written consent of each Lender; provided, however, in the sole discretion of Administrative Agent, only a waiver by Administrative Agent shall be required with respect to immaterial matters or items specified in Section 4.1(a), Section 4.1(a)(iii) or Section 4.1(a)(iv) with respect to which Borrower has given assurances satisfactory to Administrative Agent that such items shall be delivered promptly following the Closing Date;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)           change Section 2.14 or Section 8.3 or in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)           release any Guarantor from the Guaranty or release the Liens on any material portion of the Collateral except in accordance with the terms of any Loan Document without the written consent of each Lender;

(g)           change the method of calculation utilized in connection with the computation of fees or interest; or

(h)           modify this Section or the definition of “Required Lenders”.

And, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by L/C Issuer in addition to Lenders required above, affect the rights or duties of L/C Issuer under this Agreement or any other Loan Document, (A) as Administrative Agent, (B) as provider of Swing Line Loans, or (C) as Letter of Credit issuer or under any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it (including, without limitation, any reduction in any fee, charge, expense, cost or other amount payable to Administrative Agent for its own account under this Agreement in any such capacity); (ii) no amendment, waiver or consent shall, unless in writing and signed by Swing Line Lender in addition to the Lenders required above, affect the rights or duties of Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Documents; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto; (v) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (vi) the Required Lenders shall determine whether or not to allow Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 10.2         Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered, to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, specified for such Person on Schedule 10.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, upon delivery; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and the sender has received electronic confirmation of error free receipt; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Administrative Agent, L/C Issuer and Swing Line Lender pursuant to ARTICLE II shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, Administrative Agent and Lenders.  Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)           Electronic Communications.  Notices and other communications to the Lenders and L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent Related Person have any liability to Borrower, any Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Related Person; provided, however, that in no event shall any Agent Related Person have any liability to Borrower, any Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)           Reliance by Administrative Agent and Lenders.  Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.3         No Waiver; Cumulative Remedies.

No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.4         Attorney Costs, Expenses and Taxes.

Borrower agrees (a) to pay or reimburse Administrative Agent for all reasonable third party costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs and third party costs and expenses in connection with the use of IntraLinks, Inc.  or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse Administrative Agent and each Lender for all reasonable third party costs and expenses incurred in connection with the enforcement, attempted enforcement after the occurrence of an Event of Default, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such reasonable costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing third party costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent and the cost of independent public accountants and other outside experts retained by Administrative Agent or any Lender, but shall not include allocated costs of internal legal counsel or other employees for Administrative Agent or any Lender or fees and expenses of such internal legal counsel or other employees.  The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

Section 10.5         Indemnification by Borrower.

Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the obligations of each Borrower expressed under any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby being or becoming void, voidable, unenforceable or ineffective as against any Borrower for any reason whatsoever, whether or not known to Administrative Agent or any Lender, the amount of such loss being the amount which Administrative Agent or the relevant Lender would otherwise have been entitled to recover from each Borrower, (c) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Administrative Agent to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (d) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to Borrower, any Subsidiary or any other Loan Party, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demand, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.  All amounts due under this Section 10.5 shall be payable within ten (10) Business Days after demand.

Section 10.6         Payments Set Aside.

To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, the appointment of an Examiner or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

Section 10.7         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Administrative Agent, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of outstanding Swing Line Loans, (iii) any assignment of a Commitment must be approved by Administrative Agent, L/C Issuer and Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), and (iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500.  Upon request, Administrative Agent shall inform any Lender of an assignment to any Eligible Assignee.  Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.1, Section 3.4, Section 3.5, Section 10.4, Section 10.5 and with respect to facts and circumstances occurring prior to the date of such assignment).  Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)           Administrative Agent, acting solely for this purpose as an agent of Borrower (such agency being solely for these purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries or a Defaulting Lender or a Person who would constitute a Defaulting Lender after giving effect to the assignment (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first provision to Section 10.1 that directly affects such Participant.  Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 3.1, Section 3.4 and Section 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.1 or Section 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           If the consent of Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.7(b)), Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

(h)           As used herein, “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural Person or a Defaulting Lender or a Person who would constitute a Defaulting Lender after giving effect to the assignment) approved by (i) Administrative Agent, L/C Issuer and Swing Line Lender and (ii) unless an Event of Default has occurred and is continuing, Borrower (such approval referred to in (i) and (ii) not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

(i)           Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to Borrower and Lenders, resign in its capacity as L/C Issuer and/or (ii) upon 30 days’ notice to Borrower, resign in its capacity as provider of Swing Line Loans (“Swing Line Lender”).  In the event of any such resignation as L/C Issuer or Swing Line Lender, Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of Administrative Agent as L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of Administrative Agent as Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4(c).  Borrower, Lenders and Bank of America agree that they shall amend this Agreement as necessary to reflect that Bank of America remains Administrative Agent for purposes of administering this Agreement, but has resigned in its capacity as L/C Issuer and/or Swing Line Lender and another Lender(s) shall provides such service, including the obligation of the successor to Bank of America as L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.8         Confidentiality.

Each of Administrative Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or under any other Loan Document; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of a Loan Party; (g) with the consent of Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization.  In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of Administrative Agent, Lenders and L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Section 10.9         Set-off.

In addition to any rights and remedies of Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to Borrower or any other Loan Party, any such notice being waived by Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff..  Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.10      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11      Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.12      Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Administrative Agent or Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, L/C Issuer or Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15      Governing Law; Submission to Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE;

PROVIDED THAT ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF MARYLAND SITTING IN MONTGOMERY COUNTY OR OF THE UNITED STATES FOR THE DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

Section 10.16      Waiver of Right to Trial by Jury.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17      USA Patriot Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

Section 10.18      Time of the Essence.

Time is of the essence of the Loan Documents.

Section 10.19      Right To Terminate.

Borrower shall have the right to terminate this Agreement at any time without penalty concurrent with or after the termination of the Aggregate Commitments pursuant to Section 2.6, payment of all Obligations outstanding hereunder as of the date of termination and Cash Collateralization of all L/C Obligations outstanding hereunder as of the date of termination.  Upon such termination, Administrative Agent will provide a release of all Collateral to Borrower, which Borrower may record, as necessary, at its own expense.  For purposes of this Section, “penalty” does not include any fees or costs specifically provided for in this Agreement, including any amounts due under Section 3.5.

Section 10.20      Intercreditor Agreement.

Each Lender agrees that such Lender shall be bound by all of the terms of the Intercreditor Agreement.

Section 10.21      Limitation for German Companies.

Each Lender agrees to release the proceeds (i) from the enforcement of any guarantee or indemnity granted and (ii) from the enforcement of any joint and several liability in respect of Obligations of any other Borrower assumed, in each case, by a German Company under the Loan Documents where such German Company is constituted in the form of a German limited liability company (Gesellschaft mit beschränkter Haftung - “GmbH”) and is not party to a domination agreement (Beherrschungsvertrag) as dominated entity (beherrschtes Unternehmen) with the relevant Affiliate whose Obligations are so guaranteed, indemnified or assumed or a limited partnership (Kommanditgesellschaft) with a GmbH as its sole general partner (Komplementär) (GmbH & Co. KG) (each a “Relevant German Company”) if and to the extent that (x) such guarantee or indemnity secures or such assumption of joint and several liability relates to the liabilities of an Affiliate other than the liabilities of any Subsidiary of a Relevant German Company and - for the avoidance of doubt – other than such Relevant German Company’s own Obligations and (y) the application of the enforcement proceeds towards the Obligations would otherwise cause the Relevant German Company’s or its general partner’s net assets to fall below its registered share capital (Stammkapital).  For the purposes of the calculation of any sums to be enforced, the following balance sheet items shall be adjusted as follows:

(i)           the amount of any increase of the Relevant German Company’s or its general partner’s registered share capital after the date of this Agreement that has been effected without prior written consent of Administrative Agent shall be deducted from the Relevant German Company’s or its general partner’s registered share capital;

(c)           loans provided to the Relevant German Company or its general partner by any group company shall be disregarded to the extent such loans are subordinated or are considered subordinated pursuant to section 32 of the German Limited Liabilities Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung - GmbHG); and

(ii)           loans or other liabilities incurred in violation of the provisions of any Loan Document shall be disregarded.

In a situation where a Relevant German Company or its general partner does not have sufficient assets to maintain its registered share capital such Relevant German Company or its general partner shall dispose of all assets which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of such Relevant German Company or its general partner with a book value which is significantly lower that the market value of such assets.  The limitation pursuant to this clause Section 10.20 shall not apply if following the call of Guarantee obligations (Inanspruchnahme) by a Lender, the Relevant German Company or its general partner does not provide satisfactory evidence to the Lenders, in particular by submitting interim financial statements for the last completed month within 15 days following receipt of such call of Guarantee obligations, or following receipt of interim financial statements, by submitting audited financial statements up to the same month within 45 days following a further request by the Lenders.

Section 10.22      Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).

Schedule 2

SUBSIDIARIES

Name of Subsidiary
Hospitality Technologies, S.A.
MICROS-Fidelio Australia Pty Ltd.
MICROS-Fidelio Austria GmbH
MICROS-Fidelio Brazil, Ltda.
MICROS-Fidelio (Canada) Ltd.
MICROS Fidelio Chile, S.A.
MICROS-Fidelio Information Systems (Shanghai) Co. Ltd.
CommercialWare, Inc.
JTECH Communications, Inc.
TIG Global LLC
MICROS Fidelio Denmark ApS
MICROS Fidelio Finland Oy
Fidelio Cruise, Inc.
MICROS-Fidelio France, S.A.S.
MICROS-Fidelio GmbH
Fidelio Cruise GmbH
MICROS-Fidelio Hong Kong, Ltd.
Fidelio India Private Ltd.
PT. MICROS-Fidelio Indonesia
MICROS-Fidelio (Ireland), Ltd.
MICROS Fidelio Group Holdings Ltd.
MICROS Fidelio Israel Ltd.
MICROS-Fidelio Italia S.r.l.
MICROS-Fidelio Japan Ltd.
MICROS-Fidelio Korea Company Ltd.
MICROS-Fidelio Mexico S.A. de C.V.
Fry, Inc.
MICROS-Fidelio Worldwide, Inc.
MICROS Fidelio Norway A/S
Datavantage Corporation
MICROS-Fidelio Poland Sp.Z.o.o.
MICROS-Fidelio Software Portugal, ULDA
MICROS Fidelio Caribbean, Inc.
MICROS-Fidelio Singapore Pte Ltd.
MICROS-Fidelio España S.L.
MICROS-Fidelio Sweden A.B.
Check-In Data A.G.
MICROS-Fidelio Thailand Co. Ltd.
MICROS-Fidelio U.K. Ltd.
Micros Retail & Manufacturing

Micros Canada LLC
MICROS-Fidelio Luxembourg
Datavantage Technology Holdings Corp
TIG Global (UK) Ltd.
E-One Group LLC
MICROS-Fidelio Holdings Ltd.
MICROS-Fidelio International Ltd.
MICROS-Fidelio Luxembourg SARL
MICROS-Fidelio (Cyprus) Ltd.
MICROS-Fidelio Investment Holdings Ireland Ltd.
MICROS-Fidelio Nevada LLC
Micros Special Distribution LLC
Grand Cayman Ltd.
Foreign Sales Corporation
MICROS-Fidelio Micronesia, Inc.
Advanced Retail Systems, S.A. de CV
MICROS-Fidelio Servicios S.A. de CV
Redsky IT Inc.
MICROS-Fidelio Peru, S.A.
Fidelio Software U.K. Ltd.
MICROS Afrique Limited
MICROS Afrique SARL
MICROS-Fidelio Middle East SAE
MICROS-Fidelio Tunisia
Micros Systems Holding GmbH
MICROS-Fidelio Croatia
MICROS-Fidelio Hungary KFT
Gastrosystems S.R.O.
MICROS-Fidelio Datensysteme GmbH
Global Solutions Holdings AG
RoomWeb AG
MICROS-Fidelio Services et Maintenance
MICROS-Fidelio Mauritius Ltee
Hospitality Management Services (Lebanon)
MICROS-Fidelio Macau Ltd.
MICROS-Fidelio Software (Philippines) Inc.
MICROS-Fidelio New Zealand Ltd.
HotelBK, A.B.
Redsky IT Hale Ltd.
MarkBarr UK Ltd.
Redsky IT Hounslow Ltd.
Innsite International UK Ltd.
Greenbarr UK Ltd.
Champs Innsite UK Ltd.
Cara Consulting UK Ltd.
CPBS UK Ltd.
Redsky Birmingham Ltd UK